Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement on Forms S-3 (Nos. 333-130680 and 333-138244) and Forms S-8 (Nos. 333-134392 and 333-143054) of MathStar, Inc. of our report dated March 31, 2010 relating to the financial statements and financial statement schedule, which appears in this Form 10-K.

/s/ BAKER TILLY VIRCHOW KRAUSE, LLP

Minneapolis, MN
March 31, 2010